Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS SECOND QUARTER RESULTS

Q2 2008 Diluted EPS of $0.36

Net Sales Increase 15.2% While Operating Income Soars 51.2%

Richardson, TX. August 12, 2008 – Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported second quarter net sales and earnings for the thirteen-week (“Second Quarter”) and twenty-six week (“Six Month Period”) periods ended July 5, 2008.

Second Quarter Results (2008 vs 2007):

•                  Net sales increased 15.2% to $353.2 million compared to $306.5 million;

•                  Gross profit grew 26.4% to $190.3 million, or 53.9% of net sales, compared to $150.5 million, or 49.1% of net sales;

•                  Operating income increased 51.2% to $35.0 million, or 9.9% of net sales, compared to $23.1 million, or 7.5% of net sales;

•                  Net income rose 71.3% to $25.1 million compared to $14.7 million; and

•                  Diluted earnings per share increased 71.4% to $0.36 on 69.0 million shares compared to $0.21 per diluted share on 69.7 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer stated, “We are pleased to report record Second Quarter results, a strong testament to the resiliency of our global business model and the strength of our offerings in a challenging economic environment.  During the quarter we advanced each of our key growth initiatives, including expansion of our direct-to-consumer channel, international wholesale businesses and the Fossil brand.  We also continued our focus on margin improvement with gross profit margin rising 270 basis points excluding currency benefits.  Although the state of the economy worldwide remains uncertain, we will continue to focus on profitable market share growth applying the same disciplines that led to our strong first half performance.  We believe that managing our costs and inventory based upon sales trends, while continuing to invest in our long-term growth objectives, has us well positioned to achieve our annual goals.”

Six Month Period Results (2008 vs 2007):

•                  Net sales increased 16.0% to $709.4 million compared to $611.3 million;

•                  Gross profit increased 25.4% to $384.6 million, or 54.2% of net sales, compared to $306.6 million, or 50.2% of net sales;

•                  Operating income increased 51.0% to $84.1 million, or 11.9% of net sales, compared to $55.7 million, or 9.1% of net sales;

•                  Net income increased 39.4% to $55.4 million compared to $39.7 million; and

•                  Diluted earnings per share increased 40.4% to $0.80 on 69.5 million shares compared to $0.57 per diluted share on 69.6 million shares.

Operating Results

During the Second Quarter, consolidated net sales rose 15.2% (9.3% excluding currency impact) to $353.2 million in comparison to the prior year quarter net sales of $306.5 million.  Net sales increases were generated in all of the Company’s operating segments.  International wholesale sales increased 20.4% (9.5% excluding currency impact) and included a 16.8% (2.9% excluding currency impact) increase from the Company’s European segment and a 27.1% (21.4% excluding currency impact) increase from the Company’s other international segment.  Net sales growth internationally was primarily driven by sales volume growth in FOSSIL® and licensed brand watches.  Domestically, net sales from the Company’s wholesale segment increased 1.5% driven by a 2.3% increase in domestic watch sales and a 0.5% increase in domestic accessory businesses.  Increases in the domestic watch business were primarily the result of sales volume increases in MICHELE®, MICHAEL KORS® and EMPORIO ARMANI® watches.  These increases were partially offset by sales volume declines in mass market watches based upon the shift of certain promotional programs into the first quarter this year compared to the second quarter last year.  Net sales from the Company’s domestic accessories businesses rose as a result of sales volume growth in RELIC® handbags and small leather goods and from the continued roll-out of FOSSIL accessories jewelry and the FOSSIL Fifty-Four® handbag line, both launched during the second half of fiscal year 2007.  These increases were partially offset by sales volume declines in eyewear and the core FOSSIL handbag line. Direct to consumer sales increased 24.8% (22.5% excluding currency impact) primarily as a result of a 27.9% increase in the average number of company-owned stores open during the Second Quarter and comparable store sales gains of 5.7% (4.2% excluding currency impact).  For the Six Month Period, consolidated net sales increased 16.0% (9.9% excluding currency impact) principally due to sales volume growth in the international and direct to consumer segments.

Gross profit margin increased by 480 basis points to 53.9% in the Second Quarter compared to 49.1% in the prior year quarter.  For the Second Quarter, the Company’s gross profit margin was favorably affected by a weaker U.S. dollar, the Company’s ongoing initiative to reduce product cost and decrease the proportion of lower margin watch offerings in its various owned and licensed brands and the increased sales mix of higher gross margin international and direct to consumer sales.  Partially offsetting these increases in gross profit margin during the Second Quarter was an increase in the sales mix of lower gross margin distributor sales worldwide.  For the Second Quarter and Six Month Period, the favorable impact on gross profit margin relating to the weaker U.S. dollar contributed approximately 200 basis points of improvement in gross profit margin in comparison to the prior year periods.

Operating expenses as a percentage of net sales increased 240 basis points in the Second Quarter to 44.0% compared to 41.6% in the prior year quarter.  Total operating expenses increased by $28.0 million to $155.4 million in comparison to the prior year quarter and included approximately $7.5 million related to the translation of foreign-based expenses as a result of the weakening U.S. dollar.  Operating expenses in the prior year quarter included approximately $4.4 million related to expenses associated with the Company’s equity grant review.  Excluding currency and the prior year equity grant review, the increase in operating expenses was principally driven by increased expenses associated with the Company’s retail store growth, increased bad debt reserves due to decreasing financial stability within certain of the Company’s domestic wholesale customers and increases to support higher levels of sales.  Direct to consumer operating expenses, as a percentage of direct to consumer net sales increased to 59.4% in the Second Quarter compared to 50.7% in the comparable prior year period, resulting in approximately $6.0 million in additional operating expenses.  For the Six Month Period, operating expenses as a percentage of net sales increased to 42.4% compared to 41.1%

and included approximately $14.3 million related to the translation impact of foreign-based expenses due to a weaker U.S. dollar and approximately $13.6 million related to the Company’s investment in retail store growth and infrastructure.  The prior year six month period included approximately $10.0 million of expenses related to the Company’s equity grant review.

Operating income increased by 51.2% during the Second Quarter to 9.9% of net sales compared to 7.6% of net sales in the prior year quarter as a result of increased gross profit margin partially offset by decreased operating expense leverage.  Operating income was favorably impacted by approximately $9.2 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.  During the Six Month Period, operating profit margin increased to 11.9% compared to 9.1% in the prior year period.  The Company’s operating income for the Six Month Period included approximately $20.0 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) increased unfavorably by $3.2 million and $6.2 million during the Second Quarter and Six Month Period, respectively, in comparison to the prior year periods.  These increases were primarily driven by increased foreign currency transaction losses related to forward contracts previously entered into by the Company at forward rates below the relative quarter-end foreign currency rate.

The Company’s income tax expense for the Second Quarter and prior year quarter was $6.9 million and $8.6 million, respectively, resulting in an effective income tax rate of 21.4% and 36.9%, respectively.  The lower effective rate for the Second Quarter was the result of a reduction in reserves relating to certain income tax liabilities.  Income tax expense was $24.1 million for the Six Month Period resulting in an effective rate of 30.3%. For the comparable 2007 six month period, income tax expense was $17.4 million, resulting in an effective rate of 30.4%. The Company estimates its effective tax rate for the second half of fiscal 2008 will approximate 37%, excluding any additional discrete events.

Second Quarter net income increased by 71.3% to $25.1 million, $0.36 per diluted share, compared to $14.7 million, $0.21 per diluted share, in the prior year quarter.  Second quarter net income was favorably impacted by a lower effective tax rate and net pretax foreign currency gains of $6.3 million, or $0.06 per diluted share.  Net income of $55.4 million, or $0.80 per diluted share, for the Six Month Period represents a 39.4% increase compared to the $39.7 million, $0.57 per diluted share, earned during the comparable prior year period.  Net income for the Six Month Period includes net foreign currency gains of $0.14 per diluted share.

At July 5, 2008 cash, cash equivalents and securities available for sale totaled $212.5 million compared to $177.9 million at the end of the prior year quarter and the Company had $3.7 million of long-term debt at the end of the Second Quarter.  Since the end of the prior year quarter, the Company has repurchased approximately $78 million of its common stock.  Inventory at quarter-end was $285.4 million, representing an increase of 20.0% from the prior year quarter inventory balance of $237.8 million and included inventory related to an additional net 61 retail stores being opened since the end of the prior year quarter.  Accounts receivable increased by 16.2% to $175.8 million compared to $151.3 million at the end of the second quarter of last year.  Days sales outstanding for the Second Quarter was 45 days, which is unchanged from the prior year quarter.

Sales and Earnings Guidance

As we continue to grow our retail store base, sales from our direct to consumer segment increase as a percentage of our total sales mix, benefiting our profitability in the fourth quarter, generally at the expense of the first and second quarter when, due to seasonality, it is more difficult to leverage retail expenses against retail store sales.  In addition, our current guidance takes into effect the most recent strengthening of the U.S. dollar.  As a result, we are currently estimating net sales for the second half of fiscal 2008 to increase in the mid-teens range.  We estimate third quarter diluted earnings per share of $0.53 in comparison to 2007 third quarter diluted earnings per share of $0.43.  For the full fiscal year 2008, we currently estimate diluted earnings per share in the range of $2.27 to $ 2.30, as compared to $1.75 in diluted earnings per share for fiscal year 2007.

Other News

The Company also announced today that is has entered into a license agreement with Donna Karan Studio, LLC to develop and distribute a line of women’s and men’s fashion jewelry under the DKNY® label.  Distribution is scheduled to commence during the Company’s third quarter this year.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended January 5, 2008 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 58 independent distributors.  The Company also distributes its products in over 260 company owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 27 Weeks Ended
Consolidated Income Statement Data (in 000’s):	July 5, 2008	July 7, 2007	July 5, 2008	July 7, 2007
Net sales	$353,191	$306,464	$709,375	$611,289
Cost of sales	162,852	155,934	324,785	304,640
Gross profit	190,339	150,530	384,590	306,649
Selling expenses	115,397	88,089	220,720	174,456
Administrative exp.	39,981	39,325	79,794	76,523
Operating income	34,961	23,116	84,076	55,670
Interest expense	93	219	292	439
Other (exp.) inc. – net	(2,868)	342	(4,326)	1,837
Tax provision	6,863	8,567	24,104	17,364
Net income	$25,137	$14,672	$55,354	$39,704
Basic earnings per share	$0.37	$0.22	$0.81	$0.59
Diluted earnings per share	$0.36	$0.21	$0.80	$0.57
Weighted average shares Outstanding :
Basic	67,936	67,814	68,281	67,695
Diluted	68,996	69,742	69,452	69,556

Consolidated Balance Sheet Data (in 000’s):	July 5, 2008	July 7, 2007
Working capital	$541,142	$431,912
Cash, cash equivalents and securities available for sale	212,454	177,905
Accounts receivable	175,816	151,314
Inventories	285,403	237,843
Total assets	1,085,429	915,312
Short-term debt	4,151	9,548
Long-term liabilities	76,645	56,311
Stockholders’ equity	780,209	649,916

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